UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2003

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08703 (Commission File Number)	33-0956711 (IRS Employer Identification No.)

20511 Lake Forest Drive Lake Forest, California (Address of Principal Executive Offices)	92630 (Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     The company is providing an update on its expected financial results for the second fiscal quarter ending December 26, 2003, on December 15 & 16, 2003 in meetings with analysts and investors and in a presentation at the Lehman Brothers Global Storage Conference on December 15 (live and archived webcasts of the presentation will be available in the Investor Relations section of the company’s website at http://www.westerndigital.com/invest/<, presentations page).

     Specifically, the company will indicate the following: revenues for the December quarter are expected to be in the range of $790 million to $810 million, exceeding its previous guidance of $760 million to $780 million and reflecting a favorable product mix. Earnings per share are expected to be within the previous guidance range of 28 cents to 30 cents a share. Gross margin percentage for the quarter will be lower than the previous guidance of 18 percent. The company will indicate that its gross margin has been impacted by previously cited industry dynamics, including a slower than anticipated distribution sell-through rate earlier in the quarter resulting in less favorable shipment linearity at lower prices in the distribution channel. The company will also indicate that industry weeks of inventory in the channel remain at approximately 6 weeks and that it anticipates industry inventories will exit the quarter at this level as current industry management of sell-in to the channel appears to be appropriate.

     This filing contains forward-looking statements, including statements relating to the company’s expectations for revenues, earnings per share, gross margin, product mix and industry channel inventory levels for the quarter. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: difficulties in ramping to volume production a new, complex head manufacturing operation; availability and cost of specialized product components; levels of operating expense and product cost; supply and demand conditions in the hard drive industry; changes in product and customer mix; pricing trends; actions by competitors; and other factors discussed in our recent SEC filings, including our Form 10-Q for the first quarter of fiscal 2004. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

By:	/s/ Raymond Bukaty Raymond Bukaty Vice President, General Counsel and Secretary

Dated: December 15, 2003

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